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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is made as of February 11, 1997 by and among Lionbridge Technologies, Inc., a Delaware corporation (the "Company"), and Stephen J. Lifshatz (the "Executive").

                                    RECITALS

         1. The Company conducts an international localization service business.

         2. The operations of the Company are a complex matter requiring skilled management in a variety of areas.

         3. The Executive has certain experience and expertise that qualify him to provide the skilled management required by the Company and its subsidiaries.

         4. Subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Vice President and Chief Financial Officer and the Executive wishes to accept such employment.

                                    AGREEMENT

         Now, therefore, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive hereby accepts employment, effective as of January 13, 1997 (such date being referred to herein as the "Effective Date").

         2. TERM. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for an original term commencing on the Effective Date and ending on the date one (1) year from the Effective Date first set forth above, which term shall be automatically extended thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least three months prior to the expiration of the original or any extension term that this Agreement is not to be extended. The term of this Agreement, as from time to time modified and in effect, is hereafter referred to as "the term of this Agreement" or "the term hereof."

         3.       CAPACITY AND PERFORMANCE.

                  3.1. OFFICES. During the term hereof, the Executive shall serve the Company as Vice President and Chief Financial Officer of the Company. In such capacity, the Executive will be responsible for financial controls and reporting of the Company. In addition, the Executive will be expected to take primary responsibility for implementing financing transactions, acquisition transactions and other extraordinary corporate transactions. The Executive shall be subject to the direction of, and shall have such other powers, duties and responsibilities


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consistent with the Executive's position as Vice President and Chief Financial
Officer as may from time to time be prescribed by, the President and Chief Executive Officer of the Company.

                  3.2. PERFORMANCE. During the term hereof, the Executive shall be employed by the Company and shall perform and discharge (faithfully, diligently and to the best of his ability) such duties and responsibilities on behalf of the Company and its subsidiaries as may be designated from time to time by the President and Chief Executive Officer which are consistent with the Executive's position as Vice President and Chief Financial Officer. The Executive shall devote substantially all of his time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that, in the judgment of the President and Chief Executive Officer, may conflict with the proper performance of the Executive's duties under this Agreement.

         4. COMPENSATION AND BENEFITS. As compensation for the satisfactory performance by the Executive of his duties and obligations to the Company and its subsidiaries, pursuant to this Agreement and otherwise, and subject to
Section 5 hereof, the Executive shall receive, as appropriate:

                  4.1. BASE SALARY. During the term hereof the Company shall pay the Executive a base salary at the rate of $165,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time (based on an annual review) by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary." The Base Salary payable to the Executive in 1997 shall be prorated for the period from the Effective Date through December 31, 1997 and for any subsequent period of service of less than one full year.

                  4.2. BONUS COMPENSATION. During the term hereof, the Company from time to time shall pay the Executive an annual bonus (the "Bonus") of up to 50% of Base Salary per year. The annual bonus in respect of 1997 operations will be calculated and payable in accordance with the incentive bonus plan to be determined and approved by the President and Chief Executive Officer of the Company in consultation with the Board of Directors.

                  4.3.     STOCK/OPTIONS.

                           4.3.1. The Company shall grant to the Executive, pursuant to the 1996 Stock Plan (the "Plan"), options to purchase shares of Common Stock of the Company at an exercise price of $.10 per share. The number of such options shall be determined by the Board of Directors of the Company. The options granted to the Executive as contemplated hereby will become exercisable according to the following schedule: 25% on the first anniversary of the date hereof; and 12.5% on each subsequent semi-annual date, up to and including the fourth year anniversary of the date hereof. If, during the six-month period following a Change of Control, (i) the Executive shall cease to be the Chief Financial Officer of the parent of the surviving entity or, if none, the surviving entity (other than as a result of any action taken by the Executive) or (ii) the Executive shall

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         remain the Chief Financial Officer of the Company but suffer a substantial diminution in his responsibilities, then 50% of the unvested options then held by the Executive shall vest and become exercisable. In addition, all of the Executive's unvested options shall vest if the Executive is terminated by the Company other than for Cause during the six-month period following a Change of Control. "Change in Control" means any merger, recapitalization, sale of all or substantially all of the assets of the Company or other extraordinary corporate transaction involving the Company (other than an underwritten public offering of the Company's Common Stock for cash), or any sale of the capital stock of the Company by any stockholder of the Company, in each case following which the holders of the voting capital stock of the Company immediately prior to the extraordinary transaction or sale do not own at least a majority of the voting capital stock of the Company after such transaction or sale. The Executive's options also are subject to acceleration of vesting in accordance with the terms set forth in the Plan as in effect on the date hereof.

                           4.3.2. Prior to issuing any shares or options to the Executive, the Company may require that the Executive provide such representations regarding the Executive's sophistication and investment intent and other matters as the Company may reasonably request. None of the Company's securities will be registered under applicable securities laws for the indefinite future and there will be substantial restrictions on resale imposed by the Company's corporate charter, the Stockholders' Agreement, and applicable law.

                           4.3.3. (a) Upon any termination of the Executive's employment or after expiration of this Agreement, the Company may, but shall have no obligation to, repurchase at a price equal to the Fair Market Value (as defined and determined pursuant to the Plan) up to all of the shares issued or issuable by the Company to the Executive upon his exercise of any vested options granted to the Executive pursuant to
         Section 4.3.1. or granted by the Company to the Executive after the date hereof.

                                  (b) The Company shall exercise any repurchase
         election pursuant to subsection (a) by notice to the Executive within 90 days of termination of the Executive's employment. Notwithstanding anything to the contrary contained herein, the repurchase right of the Company set forth in this Section 4.3.3 shall terminate upon the completion of a firm commitment underwritten initial public offering of the Company's Common Stock.

                  4.4. VACATIONS. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive in his reasonable discretion. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

                  4.5. OTHER BENEFITS. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to


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participate in all employee benefits plans (other than any profit sharing or bonus compensation programs) from time to time adopted by the Board and in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to, or delete its employee benefits plans at any time, as the Board, in its sole judgment, determines to be appropriate.

                  4.6. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board or the President and Chief Executive Officer from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board or the President and Chief Executive Officer from time to time.

                  4.7. MINIMUM GUARANTEED SEVERANCE. In the event the Executive's employment with the Company terminates other than as a result of a termination by the Company for Cause, as defined in Section 8.2 hereof, the Executive will be entitled to six monthly severance payments, each in an amount equal to the Executive's monthly base compensation at the time of such termination (I.E., 1/12th of the Base Salary).

         5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

                  5.1. RETIREMENT OR DEATH. In the event of the Executive's retirement or death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In the event of the Executive's retirement after the age of sixty-five with the prior consent of the Board or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate) any Base Salary earned but unpaid through the date of such retirement or death, any Bonus for the fiscal year preceding the year in which such retirement or death occurs that was earned but has not yet been paid and, at the times the Company pays it executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such retirement or death (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year of such retirement or death in which the Executive was employed by the Company).

                  5.2.     DISABILITY.

                           5.2.1. The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through illness, injury, accident or condition of either a


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         physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for an aggregate of ninety (90) days, whether or not consecutive, during any period of three hundred and sixty-five (365) consecutive calendar days.

                           5.2.2. The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Executive.

                  5.3. RELOCATION. If the Company requires the Executive to relocate more than 50 miles from metropolitan Boston, Massachusetts, the Executive may terminate his employment with the Company and such termination shall be deemed to be a termination by the Company other than for Cause for all purposes under this Agreement.

                  5.4. BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Company shall have no further obligation to pay any Bonus amounts for any year(s) in the event of termination of employment pursuant to this Section 5.4, whether or not earned but unpaid in respect of a fiscal year preceding the year in which such termination occurs.

                  5.5. BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, then the Company shall pay the Executive (i) Base Salary earned but unpaid through the date of termination plus (ii) the amounts specified in Section 4.7 plus (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid.

                  5.6. POST-AGREEMENT EMPLOYMENT. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will, unless otherwise agreed in writing.

         6. EFFECT OF TERMINATION. The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term, pursuant to
Section 5 or otherwise.


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                  6.1. PAYMENT IN FULL. Payment by the Company of any Base
Salary, Bonus and other amounts and contributions to the cost of the Executive's continued participation in the Company's benefits plans that may be due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to any loans, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive termination of employment. Acceptance by the Executive of payment by the Company shall constitute full settlement of any claim that the Executive might otherwise assert against the Company, its Affiliates, or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.

                  6.2. TERMINATION OF BENEFITS. Except for medical and dental insurance coverage continued pursuant to Section 5.2 hereof and any right of continuation of health coverage to the extent provided by Sections 601 through 608 of ERISA, the Executive's benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payments to the Executive following such date of termination pursuant to Section 5.

                  6.3. SURVIVAL OF CERTAIN PROVISIONS. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under the terms of the Non-Competition Agreement (the "Non-Competition Agreement") and the Employee Non-Disclosure and Developments Agreement (the "Non-Disclosure Agreement"), of even date herewith, by and between the Executive and the Company. The obligation of the Company to make payments to or on behalf of the Executive under Sections
4.7 or 5.5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under the terms of the Non-Competition Agreement and the Non-Disclosure Agreement. The Executive recognizes that, except as expressly provided in Section 4.7 or 5.5, no compensation is earned after termination of employment.

         7. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party's consent.

         8. DEFINITIONS. The following terms shall have the following meanings:

                  8.1. AFFILIATES. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.


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                  8.2. CAUSE. The following events or conditions shall
constitute "Cause" for termination: (i) fraud, embezzlement, or other act of dishonesty by the Executive that causes material injury to the Company or any of its Affiliates; (ii) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude; or (iii) a failure by the Executive to take or refrain from taking any corporate action consistent with his duties as Vice President and Chief Financial Officer as specified in written directions of the Board or the President and Chief Executive Officer following receipt by the Executive of such written directions, which failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute "Cause" for purposes hereof.

                  8.3. ERISA. "ERISA" means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section thereof any successor section thereto, collectively and as from time to time amended and in effect.

                  8.4. PERSON. "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

         9. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In addition, the Company shall be entitled to reduce any payments by the Company of Base Salary or Bonus under this Agreement by the amount of any tax or other amounts required to be withheld by the Company under applicable law with respect to deemed compensation arising out of or related to options granted to the Executive, imputed interest on any loans by the Company to the Executive, or other arrangements deemed to be compensatory.

         10.      MISCELLANEOUS.

                  10.1. ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein (provided, however, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company's Common Stock in addition to any restrictions set forth in the Company's Restated Certificate of Incorporation or any stockholder agreement applicable to the holders of such shares), by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other person shall be deemed the "Company" hereunder for all purposes. This agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

                  10.2. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its


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enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  10.3. WAIVER; AMENDMENT. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

                  10.4. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed effective when delivered in person or two business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

                           Stephen J. Lifshatz
                           146 Buckskin Drive
                           Weston, Massachusetts 02193

or, (b) in the case of the Company, at its principal place of business and to the attention of the Board of Directors. Alternatively, such communications may be directed to any other address as either party may specify by notice to the other.

                  10.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of the Executive's employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its Affiliates or predecessors with respect to the terms and conditions of the Executive's employment.

                  10.6. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  10.7. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be original and both of which together shall constitute one and the same instrument.

                  10.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.


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                  10.9. CONSENT TO JURISDICTION. Each of the Company and the
Executive, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at the addresses specified pursuant to Section 10.4 hereof is reasonably calculated to give actual notice.


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         IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

                                   THE COMPANY

                                   LIONBRIDGE TECHNOLOGIES, INC.



                                   By:
                                       -----------------------------
                                   Name:  Rory J. Cowan
                                   Title: President



                                   THE EXECUTIVE


                                   ---------------------------------
                                   Stephen J. Lifshatz